EXHIBIT 10.8

EMPLOYMENT AGREEMENT

This Agreement is made this              day of October, 2003 (the “Effective Date”) by and between FIRST RELIANCE BANK (hereinafter referred to as “Employer” or “Bank”) and RICHARD N. MCINTYRE (hereinafter referred to as “Employee”).

W I T N E S S E T H

WHEREAS, the parties hereto desire to provide for the Employee’s employment by the Employer.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

THIS AGREEMENT CONTAINS A BINDING, IRREVOCABLE AGREEMENT TO ARBITRATE AND IS SUBJECT TO ARBITRATION PURSUANT TO TITLE 15, CHAPTER 48 (UNIFORM ARBITRATION ACT) OF THE CODE OF LAWS OF SOUTH CAROLINA

2. Employment. The Employer agrees to employ the Employee and the Employee agrees to enter into the employ of the Employer on the terms and conditions hereinafter set forth.

3. Capacity and Duties. The Employee is being hired as a full-time employee of the Employer primarily to perform those duties set forth in the job description of Market President, which is incorporated herein as if fully set forth verbatim in this Agreement, and such duties as may be assigned to the Employee by the Senior Vice President and Chief Credit Officer of the Employer. However, the Employer and Employee affirm that the Employee’s position and duties may change as dictated by the needs of the Employer.

4. Term. The term of the Employee’s employment hereunder shall be for a three-year period commencing on the Effective Date, unless such term is terminated earlier by and/or modified pursuant to Paragraph 8 herein. Upon the conclusion of the three-year period, the parties may, but are not required to, agree in writing to extend the Agreement.

4. Location. The Employee’s central office shall be located in Lexington, South Carolina. However, the Employee may be required to perform tasks for the Employer at other physical locations as deemed necessary by the Employer.

5. Compensation. The Employee shall be entitled to the following compensation and benefits for services rendered under this Agreement:

(a)	Base Salary. The Employer shall pay the Employee $105,000 per year (hereinafter referred to as “Base Salary”).

(b)	Bonus Compensation.

(i)	Annual Bonus. The Employee shall be eligible to receive annual bonus compensation (hereinafter referred to as “Annual Bonus”) in an amount determined in the discretion of management of the Employer based on its evaluation of the Employer’s performance and the Employee’s performance.

(ii)	Signing Bonus.

(A) As of the Effective Date, the Employee shall be eligible to receive a signing bonus in the form of virtual shares having a value of $10,000 which shall be payable pursuant to the terms of the Virtual Share Program established by First Reliance Bancshares, Inc. (hereinafter referred to as the “Company”) in its discretion and which shall become vested in equal, annual increments over a five-year period.

(B) As of the Effective Date, the Employee shall be eligible to receive a signing bonus in an amount equal to $10,000 in cash, subject to the reimbursement provision set forth in Section 8(d).

(c)	Stock Options. The Employer shall cause the Company to grant to the Employee a non-qualified stock option to purchase 2,800 shares of the Company’s common stock with the price determined based upon the fair market value of the Company’s common stock on the date of the grant. Such fair market value shall be determined in the same manner as provided under the First Reliance Bancshares, Inc. 2003 Stock Incentive Plan. The non-qualified stock option award shall be subject to such other terms and conditions as may be determined by the Company in its discretion.

(d)	Stock Appreciation Rights. The Employee shall be eligible to participate in the Company’s Stock Appreciation Rights Program as determined by the Company in its discretion based on its evaluation of the Employee’s performance.

(e)	Loan. The Employer agrees to provide the Employee with a loan (the “Loan”), the proceeds of which shall be used by the Employee to purchase shares of stock of the Employee’s former employer upon the exercise of vested stock options held by the Employee. The Loan will be unsecured and generally non-interest bearing and will be repaid over a period of sixty (60) months. The Loan shall be subject to such other terms and conditions as may be set forth in a separate promissory note executed by the Employee in favor of the Employer. In the event of the termination of this Agreement for any reason prior to the expiration of the term described in Section 3 hereof, the Loan will become subject to the then prevailing market interest rates as of the effective date of termination of the Agreement. The Employee acknowledges that the Employer will comply with all applicable laws related to imputing interest income to the Employee with respect to the Loan.

(f)	Automobile Allowance. The Employer shall provide the Employee with an automobile allowance not to exceed $300 per month.

(g)	Business Expenses. The Employer will provide the Employee with a business credit card to be used by the Employee solely for reasonable and necessary business expenses and agrees to reimburse Employee for:

(i)	reasonable and necessary business expenses (including travel) incurred by him in the performance of his duties as approved by the Employer;

(ii)	reasonable dues and business-related expenses associated with membership in trade and professional organizations and civic clubs as approved by the Employer; and

(iii)	reasonable dues and business-related expenses associated with membership in the Lexington Country Club;

provided, however, that the Employee shall, as a condition of any reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service. The Employee acknowledges that the Employer has made no representations concerning the taxability or nontaxability of any of the reimbursements contemplated by this Section.

(h)	Benefit Plans. Subject to the eligibility requirements of the various arrangements, Employee will be entitled to participate in benefit plans as may be available from time to time to executives of the Employer similarly situated to the Employee, including, by way of example only, profit-sharing and retirement plans, dental, health, life and disability insurance benefits, sick leave and such other benefits as the Employer deems appropriate.

(i)	Health Insurance Reimbursement. If the Employee has completed ten (10) years of service with the Employer and has reached age 59½ as of the effective date of his termination of employment either pursuant to the expiration of the term as provided in Section 3 or pursuant to Section 8(b), (c), (e) or (f), the Employer agrees to provide health insurance coverage for the Employee until such time as the Employee reaches age 65 under the Employer’s then current group health plan to the extent such coverage is available or will reimburse the Employee for the cost of an individual health insurance policy secured by the Employee covering the Employee until such time as the Employee reaches age 65. The Employer shall not be obligated to reimburse the Employee for costs in excess of the amount necessary for the Employee to secure a policy providing substantially similar benefits as would be provided under the Employer’s group health plan for an individual of the Employee’s age with similar health risks.

6. Deductions. Employee agrees and acknowledges that the compensation and benefits provided for herein are subject to withholding and other taxes.

7. Vacation. Effective beginning January 1, 2004 and for each calendar year thereafter, the Employee shall be entitled to three (3) weeks of paid vacation.

8. Termination. Notwithstanding Section 3 hereof, the term of the Employee’s employment hereunder shall terminate on the earlier of the termination date provided for under Section 3 or the date provided under any of the paragraphs of this Section 8 hereof.

(a)	Death. In the event of the Employee’s death, the Employee’s employment shall terminate automatically, effective as of the date of death, and the Employer shall pay to the Employee’s estate the Base Salary which would otherwise have been paid to the Employee pursuant to Section 5(a) up to the end of the month in which his death occurs.

(b)	Disability. If the Employee, due to physical or mental illness, shall be unable to perform substantially all of his duties hereunder for a continuous period of three (3) months, either the Employee or the Employer may by notice terminate the Employee’s employment under this Agreement effective as of a date thirty (30) days after the date such notice is given.

(c)	Change in Control. In the event that a merger, consolidation, exchange, acquisition, any change in control as defined by the Change in Bank Control Act, or change in beneficial ownership as evidenced by an individual or entity holding fifty percent (50%) or more of the combined voting power, occurs with respect to the Company within three (3) years following the Effective Date and the Employee’s employment with the Employer has not been terminated pursuant to Paragraphs 8(a), (b), (d), (e) or (f), the Employee shall be entitled to the benefits described below, depending upon the applicable circumstances, if his employment is terminated as follows:

(i)	at any time following such change in control during the term of the Agreement by the Employer or the Employer’s successor without cause (as defined in Section 8(d)), in which case the Employer shall pay the Employee a lump sum payment in an amount equal to three (3) times the sum of (A) his most recent Base Salary and (B) the average of the Annual Bonuses paid to the Employee for the years preceding the change in control. In addition, the Employer shall pay to the Employee an amount equal to what would be the Employee’s cost of COBRA health continuation coverage for the Employee and eligible dependents for the period during which the Employee and those eligible dependents are entitled to COBRA health continuation coverage from the Employer.

(ii)	within twelve (12) months following such change in control, by the Employee for “good reason”, in which case the Employer shall pay the Employee a lump sum payment in an amount equal to three (3) times the sum of (A) his most recent Base Salary and (B) the average of the Annual Bonuses paid to the Employee for the years preceding the change in control. In addition, the Employer shall pay to the Employee an amount equal to what would be the Employee’s cost of COBRA health continuation coverage for the Employee and eligible dependents for the period during which the Employee and those eligible dependents are entitled to COBRA health continuation coverage from the Employer. “Good reason” for such termination shall mean: (A) a material reduction in the Employee’s compensation or benefits without the Employee’s consent; (B) a material diminution in the powers, duties or responsibilities of the Employee hereunder without the Employee’s consent; or (C) a material breach of the Agreement by the Employer, which remains uncured after the expiration of thirty (30) days following delivery of written notice of such breach to the Employer by the Employee.

(iii)	In no event shall the payment(s) described in this Section 8(c) exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the “Code”). Therefore, if the aggregate present value (determined as of the date of the change in control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Employee in the nature of compensation which are contingent on a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Employee’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code. In the event the Aggregate Severance is required to be reduced pursuant to this Section 8(c)(iii), the Employee shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence.

(d)	By The Employer For Cause. The Employee’s employment may be terminated effective immediately by the Employer for “cause” by notice of termination to the Employee. “Cause” for such termination shall include, but not be limited to, the following:

(i)	Commission by the Employee of any fraud, misappropriation, embezzlement or other dishonest act that may reasonably be expected to have injurious effect on the Employer;

(ii)	The failure and/or refusal of the Employee to perform the duties and responsibilities of his position to the extent required under this Agreement after written notification by the Employer of such failure or refusal and the failure of the Employee within thirty (30) business days of such notification to correct such failure or refusal (other than failure by reason of incapacity due to physical or mental illness);

(iii)	Conviction of the Employee of a crime involving dishonest or fraudulent conduct; or

(iv)	Willful breach by the Employee of any of the covenants contained in this Agreement.

In the event of the termination of the Employee pursuant to this Section 8(d) prior to the expiration of the term of the Agreement as described in Section 3 hereof, the Employee shall be required to reimburse the Employer for the amount payable under Section 5(b)(ii)(B) in an amount equal to the product of $10,000 multiplied by a fraction, the numerator of which is the number of months remaining in the term as of the effective date of termination and the denominator of which is thirty-six (36).

(e)	By the Employer Without Cause. The Employee’s employment may be terminated by the Employer without Cause upon two (2) weeks written notice to the Employee, in which event the Employer shall pay the Employee his Base Salary for a period of one (1) year following the effective date of termination. In the event the Employer terminates the Employee’s employment pursuant to this Section 8(e), the provisions of Section 10 hereof shall not apply. In the event the Employer terminates the Employee’s employment without cause at any time following a change in control during the term of the Agreement, the provisions of Section 8(c)(i) hereof (and not this Section 8(e)) shall apply.

(f)	By the Employee. The Employee may terminate the Agreement, for any or no reason, upon two (2) weeks written notice to the Employer. Employee shall be paid his Base Salary during the designated notice period, whether or not the Employer requires the Employee to work during the entire period. The Employee agrees that payment of this Base Salary shall constitute an agreed-upon termination and severance payment and that, based on the nature of Employee’s duties, the notice period is reasonable and will provide for a proper and orderly transition of Employee’s management responsibilities. In the event that the Employee terminates his employment pursuant to this Section 8(f) (and not Section 8(c)(ii)) within six (6) months following a change in control, the provisions of Section 10 hereof shall not apply.

(g)	Compensation Upon Termination. Except as provided in paragraphs 8(a), (c), (e) and (f) hereof, all compensation shall cease immediately as of the effective date of termination of the Employee’s employment hereunder.

9. Assignment. This Agreement is personal and shall in no way be subject to assignment by the Employee. It shall be binding upon and shall inure to the benefit of the Employer and its successors and assigns, and its economic rights and benefits shall inure to the benefit of the Employee or his heirs or duly constituted legal representatives subject to Section 18.

10. Solicitations/Non-raid. Employee agrees for a period of one (1) year after the termination or cessation of employment for any reason, except as provided in Sections 8(e) and 8(f) hereof, he shall not directly or indirectly engage in the following activity or activities:

(a)	Solicit Employees. The Employee shall not, on his own behalf or in the service or on behalf of others, recruit, solicit or induce, or attempt to induce, any employee or employees of the Bank to terminate their employment with, or otherwise cease their relationship with, the Bank. The restrictions set forth in this Section shall apply to any geographic area, market, or territory covered by the Employee where the Bank is actively conducting business or attempting to conduct business by engaging in activities such as contacting, serving, soliciting, selling, or marketing to customers, suppliers, or creditors.

(b)	Solicit Customers. The Employee shall not, on his own behalf or in the service or on behalf of others, solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the Bank’s clients, customers or accounts which the Bank conducted business with and the Employee personally dealt with during the last two (2) years of his employment with the Bank. The restrictions set forth in this Section shall apply to any geographic area, market, or territory covered by the Employee where the Bank is actively conducting business or attempting to conduct business by engaging in activities such as contacting, serving, soliciting, selling, or marketing to customers, suppliers, or creditors.

(c)	Solicit Potential Customers. The Employee shall not, on his own behalf or in the service or on behalf of others, solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the Bank’s prospective clients, customers or accounts, which the Employee personally had dealt with, contacted, solicited, or served, for the purpose of obtaining business for the Bank, within the last two (2) years of his employment with the Bank. The restrictions set forth in this Section shall apply to any geographic area, market, or territory covered by the Employee where the Bank is actively conducting business or attempting to conduct business by engaging in activities such as contacting, serving, soliciting, selling, or marketing to customers, suppliers, or creditors.

11. Disclosure of Employer Information. Employer recognizes Employee’s need for access to confidential information and trade secrets (collectively referred to hereinafter as “Employer Information”). All Employer Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer. The Executive agrees :

(a)	to hold Employer Information in strictest confidence;

(b)	not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information; and

(c)	in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Employee is required by law to disclose any Employer Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 11 shall survive for a period of two (2) years following termination of this Agreement for any reason with respect to confidential information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to trade secrets.

For purposes of this Agreement, “confidential information” shall mean data and information relating to the business of the Employer (which does not rise to the status of a trade secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors, but shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

For purposes of this Agreement, “trade secrets” shall mean information, including a formula, pattern, compilation, program, device, method, technique or process which: derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

12. Severability. The parties agree that the Bank can choose to enforce the foregoing provisions (just as with all the provisions, sections, paragraphs, and sentences of this Agreement) while enforcing or not enforcing any other provision, section, paragraph, or sentence of this Agreement. Similarly, a court can interpret or reform the foregoing provision (just as with all the provisions, sections, paragraphs, and sentences of the Agreement) to make it legally enforceable. Alternatively, a court can enforce or refuse to enforce the foregoing provision (just as with all the provisions, sections, paragraphs, and sentences of this Agreement) without affecting the legality or validity of the remainder of the Agreement.

13. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Notices. All notices and communications required or permitted to be given hereunder shall be given by delivering the same in hand or by mailing the same by certified or registered mail, return receipt requested, postage prepaid. Notice shall be sent to the Employee at an address which is to be provided by him to the Director of Human Resources of the Bank, and which initially shall be:

Richard N. McIntyre

149 Kleckley Lane

Lexington, South Carolina 29072

If to the Employer:

F.R (Rick) Saunders, Jr.

First Reliance Bank

2710 West Palmetto Street

Florence, South Carolina 29501

or such other address as either party shall have furnished to the other by like notice. Notices shall be effective as of the date of such delivery or mailing.

15. Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties in relation to the subject matter hereof. There are no promises, representations, conditions, provisions, or terms related thereto other than those set forth herein. This Agreement supersedes all previous understandings, agreements, and representations between the Employer and the Employee regarding the Employee’s employment by the Employer, written or oral.

16. Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of South Carolina.

17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in the State Court of Florence County or the federal court for the District of South Carolina. The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

18. Attorneys Fees. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

19. Drafting. Employer and Employee affirm that this Agreement is a result of negotiations between the Employer and the Employee and neither party shall be construed as the drafter.

20. Waiver; Amendment. No waiver in any instance by any party of any provision of this Agreement shall be deemed a waiver by such party of such provision in any other instance or a waiver of any other provision hereunder in any instance. This Agreement cannot be modified except in writing signed by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date forth above written.

FIRST RELIANCE BANK

By:
Title:

EMPLOYEE

Social Security Number: